                                   EX-10.12

                            ASSET PURCHASE AGREEMENT

       This Asset Purchase Agreement ("Agreement") is made on or as of this 31st day of January, 1996 by and between Puro Water Group, Inc., a corporation duly organized under the laws of the State of Delaware ("Buyer"), Electrified Companies Inc., a corporation duly organized under the laws of the State of New Jersey ("Seller"), Robert Brundage, an individual with an address of 10 Randall Drive, Short Hills, New Jersey 07078 and Lyle Brundage, an individual with an address of 8 Tower Drive, Maplewood, New Jersey 07040 (together, the "Stockholders").

       WHEREAS Seller is the owner of certain assets used in connection with the operation of its business; and

       WHEREAS the Stockholders together own all of the issued and outstanding capital stock of Seller; and

       WHEREAS Buyer desires to purchase the hereinafter described assets of Seller pursuant to the terms and conditions set forth herein; and

       WHEREAS Seller desires to sell and transfer such assets to Buyer pursuant to the terms and conditions set forth herein:

       NOW, THEREFORE, for and in consideration of the premises and mutual promises and covenants hereinafter contained, it is agreed between Buyer, Seller and the Stockholders as follows:

   1. SALE OF ASSETS. Subject to the terms and conditions set forth herein, Seller shall sell, assign, convey, transfer and set over to Buyer, and Buyer shall purchase, assume and accept from Seller, free and clear of any and all liens, claims, encumbrances, liabilities, obligations, security interests and debts except as specifically set forth on Schedules 2 and 4.4 annexed hereto, full and complete title to the following tangible and intangible properties and assets of Seller, wherever located, set forth in the bill of sale described below (the "Assets"): customer lists and customer databases, including names and addresses, supplier lists, including names and addresses, software programs, manuals, documentation and the like, patents, copyrights, trademarks, tradenames, servicemarks, servicenames, programs (including source codes and documentation) and other intellectual property of Seller including but not limited to the names Electrified Companies and "American Eagle" as set forth in Schedule 4.8 hereof (the "Intellectual Property") and any derivative thereof, machinery, fixtures, furnishings, equipment, including equipment rented to or on a no fee loan basis (e.g. coffee brewers) and in the possession of Seller's customers, including but not limited to water coolers and containers of all types (specifically excluding therefrom that certain 1990 Jaguar and artwork and other personal items of the Stockholders), computer hardware, software and peripherals, supplies, inventory, accounts receivable and rights under contracts and leases to which the Seller is a party (specifically excluding therefrom a lease for a certain BMW automobile and the rental deposit of $550 therefore) (the "Contracts"). In that connection, on the date of the closing of the transactions contemplated herein (the "Closing"), Seller shall deliver to Buyer: (i) a bill of sale in the form of Exhibit 1(i) covering the Assets; (ii) all title documents relating to all vehicles set forth on Schedule 1(ii) annexed

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hereto duly endorsed for transfer to Buyer; (iii) assignments of the
Intellectual Property; and (iv) assignments of the Contracts and if so required, consent to such assignment from any other party thereto.

   2. LIABILITIES. Buyer does not hereby and shall not at any time assume any liabilities or obligations of Seller of any nature whatsoever except as specifically set forth on Schedule 2 annexed hereto.

   3.  CONSIDERATION.

       3.1 As consideration for the sale of the Assets Buyer shall (a) pay to Seller on the date of the Closing (the "Closing Date"), Five Million Dollars ($5,000,000) in the following manner: (i) One Million Dollars ($1,000,000) by bank or certified check or wire transfer; (ii) Five Hundred Thousand Dollars ($500,000) on the terms and conditions set forth in and in the form of that certain Promissory Note set forth on Exhibit 3.1(a)(ii) annexed hereto (the "$500,000 Note"), which shall be secured by a letter of credit provided by Buyer issued by a financial institution and in form and substance reasonably satisfactory to Seller; (iii) Two Million Nine Hundred Thousand Dollars ($2,900,000) on the terms and conditions set forth in and in the form of that certain Promissory Note set forth on Exhibit 3.1(a)(iii) annexed hereto (the "$2,900,000 Note"), which shall be secured by a letter of credit provided by Buyer issued by a financial institution reasonably satisfactory to Seller and in form and substance reasonably satisfactory to Seller; and (iv) Six Hundred Thousand Dollars ($600,000) on the terms and conditions set forth in and in the form of that certain

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Promissory Note set forth on Exhibit 3.1(a)(iv) annexed hereto (the "$600,000
Note"), which shall be secured by a letter of credit provided by Buyer issued by a financial institution reasonably satisfactory to Seller and in form and substance reasonably satisfactory to Seller, (b) pay and satisfy that certain loan made by Summit Bank to Seller, having a current balance of $304,338.08 plus accrued interest through February 1, 1996 of $1,390.88, (c) pay and satisfy that certain loan made by Broad National Bank to Seller, having a current outstanding balance of $132,039.30 plus accrued interest through February 1, 1996 of $32.81, and (d) assume those certain debts and liabilities set forth on Schedule 2 annexed hereto (collectively the "Consideration"). The Consideration shall be allocated in accordance with
Schedule 3.1.

   4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND THE STOCKHOLDERS. Seller and the Stockholders jointly and severally represent, warrant, and covenant to Buyer as of the date hereof and at the Closing as follows:

       4.1 EXISTENCE/AUTHORIZATION. Seller is a corporation duly organized and validly existing under the laws of the State of New Jersey. Seller has the corporate power to own and operate its properties and the Assets and to carry on its business as it is now being conducted. See Schedule 4.1 annexed hereto.

       4.2 CORPORATE POWER. Each of Seller and the Stockholders has full power and authority to execute and deliver this Agreement and such other agreements and instruments to be executed and delivered by them pursuant hereto, and to consummate the

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transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of Seller to authorize it to execute, deliver and perform this Agreement and such other agreements, instruments and transactions contemplated hereby have been duly and properly taken.

       4.3  BINDING OBLIGATION: GOVERNMENTAL CONSENTS.

            (a) This Agreement has been duly executed and delivered by Seller and the Stockholders and constitutes, and such other agreements and instruments contemplated hereby when duly executed and delivered by Seller and the Stockholders will constitute, legal, valid and binding obligations of Seller and the Stockholders enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations of Seller and the Stockholders hereunder and thereunder.

             (b) Except as set forth in Schedule 4.3(b), all consents of governmental and other regulatory authorities and of other parties required to be received by or on the part of Seller and the Stockholders to enable them to enter into and carry out this Agreement and the transactions contemplated hereby have been obtained. Without limiting the foregoing, and except as set forth in Schedule 4.3(b), Seller and the Stockholders have made all such filings and submissions which may be required under

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applicable law for Seller and the Stockholders to consummate the transactions contemplated hereby.

             (c) Except as set forth in Schedule 4.3(c), neither the execution and delivery of this Agreement nor the consummation by Seller and the Stockholders of the transactions contemplated hereby will (i) violate or conflict with any of the provisions of the Articles of Incorporation or By-laws of Seller; or (ii) violate or constitute a default under any note, bond, mortgage, indenture, contract (including but not limited to the Contracts), agreement, license or other instrument or any order, judgment or ruling of any governmental authority to which Seller or the Stockholders is or are a party or by which any of their respective properties are bound.

             (d) No other consent, approval, license, permit, or authorization of, or registration, declaration or filing with, any state or federal court, administrative agency or commission or other governmental authority or instrumentality, or of any other third party, is required to be obtained or made by Seller or the Stockholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than those that may be required solely by reason of Buyer's (as opposed to any third party's) participation in the transactions contemplated hereby.

       4.4  TITLE TO ASSETS.

            Seller has good and valid title to all of the Assets, free and clear of all mortgages, liens, or encumbrances of any nature whatsoever except such as are disclosed on

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Schedule 4.4 hereto (the "Permitted Liens"). The performance by Seller and the Stockholders of their obligations hereunder will vest in the Buyer full and complete title in and to the Assets, free and clear of any and all liens, claims and encumbrances of any nature whatsoever except the Permitted Liens.

       4.5 CONDITION OF ASSETS. All of the Assets described on Schedule 1(i) are in operating condition and repair, except those Assets currently undergoing repair, maintenance and/or renovation.

       4.6 CUSTOMER INFORMATION. At the Closing, Seller shall deliver to Buyer hard copy and electronic or magnetic media files, to the extent such exist, containing customer lists and customer databases used by or for Seller (the "Customer Information") as of Closing. The Customer Information will set forth the name and address of all of Seller's customers as of the Closing Date, to the best of Seller's knowledge and belief. Except as set forth in
Schedule 4.6, none of Seller's materially large (i.e. in excess of $6,000 per year in gross sales) customers has ceased within the last 120 days, nor indicated any intention to materially reduce the amount of such business. Seller is the owner of all right, title and interest in and to the Customer Information and Seller is not a party to any agreement to lease, sell, or license said Customer Information, except as set forth in Schedule 4.6 annexed hereto.

       4.7 REAL PROPERTY. Schedule 4.7(a) sets forth a complete list of all real property and interests in real property leased by Seller. Schedule 4.7(b) sets forth a complete list of all real property and interests in real property owned by Seller. Seller has good leasehold interest in all real property shown on Schedule 4.7(a) which are leased by Seller and good fee title interest in all real property and interests in real property shown on
Schedule 4.7(b) which are owned by Seller. To the best of Seller's knowledge, Seller is in compliance with all statutes, laws, rules, regulations and ordinances of any governmental authority or instrumentality relating to its leased real property and the use thereof by Seller, including but not limited to all federal, state and local statutes, laws, rules, regulations and ordinances relating to environmental matters.

       4.8 INTELLECTUAL PROPERTY. Schedule 4.8 sets forth a true and complete list of all patents, trademarks, trade names, servicemarks, servicenames, copyrights and applications therefor, programs (including source codes and other documentation) and other intellectual property owned by or registered in the name of, or used in the business of, Seller (collectively, the "Intellectual Property"). Except as set forth in
Schedule 4.8, to the best of Seller's knowledge, Seller possesses adequate and enforceable rights to use in its business as presently conducted (without payment) all of its Intellectual Property. To the best of Seller's knowledge, use of the Intellectual Property by Seller does not violate or infringe upon any rights of any third parties, and there are no opposition or cancellation proceedings or infringement suits pending or, to the knowledge of Seller and the Stockholders,

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threatened with respect to any of the Intellectual Property.  Seller shall cooperate with Buyer subsequent to Closing to perfect Buyer's right and interest to any such Intellectual Property including the registration thereof. Seller shall, as soon as practicable after the Closing, cause the name of Seller to be changed to a name that does not include the words Electrified Companies, or any combination or derivation therof.

     4.9  INTENTIONALLY OMITTED

     4.10 LITIGATION. Except as indicated on Schedule 4.10, there is no action, suit, claim, proceeding at law or in equity by any person or entity, or any arbitration or administrative or other proceeding by or before any board, panel, tribunal or other such entity, or to the knowledge, information and belief of Seller and the Stockholders, any investigation by any governmental or other instrumentality or agency, pending, or, to the knowledge, information and belief of Seller and the Stockholders, threatened, against or affecting the Assets of the transactions contemplated hereby or which could affect the right or ability of Seller or the Stockholders to transfer and sell the Assets to the Buyer or otherwise consummate the transactions contemplated herein. Neither Seller nor the Stockholders knows of any valid basis for any such action, proceeding or investigation. Seller is not subject to any judgement, order or decree entered in any lawsuit or prodeeding, nor is Seller or the Stockholders aware of any circumstances that could give rise to a claim which may have a material adverse affect on the Assets or on any of Seller's operations, business practices or prospects or on its ability to acquire any property or conduct business.

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

    4.11  FINANCIAL STATEMENTS.
          (a) Schedule 4.11(a)(i) sets forth the reviewed balance sheet of Seller as of December 31, 1994 (the "1994 Balance Sheet") and the related statement of income and retained earnings and cash flows for the year (12 months) then ended (collectively the "1994 Financial Statements"). Schedule 4.11(a)(ii) sets forth the internally prepared year-end balance sheet of Seller as of December 31, 1995 (the "1995 Balance Sheet") and the related statement of income earnings for the year (12 months) then ended (collectively the "1995 Financial Statements"). To the actual knowledge of Seller, the information in Seller's books and records upon which the 1994 and 1995 Financial Statements have been based is true, accurate and complete subject to the disclosures set forth in the Schedules hereto.
          (b) Subject ot Schedule 4.11(b), the 1994 and 1995 Financial Statements have been prepared from the books and records of the Seller and the 1994 Financial Statements have been reviewed in conformity with generally accepted accounting principles. Generally accepted accounting principles require that management record an allowance for doubtful accounts against the outstanding accounts receivable at the balance sheet date. Management has not recorded this allowance, but rather uses the direct write-off method.
          (c) From January 1, 1996 through the Closing Date, Seller has conducted its business and affairs in the ordinary course; there has been no material adverse change in the assets, liabilities, sales, income or business of Seller since January 1, 1996, nor

                                      10

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do the turnover, costs (direct or indirect) or margin of profitability of
Seller show any material deterioration compared with such position as of December 31, 1995; since January 1, 1996, no debtor has been released by Seller on terms that it pay less than the book value of its debt, and, except as set forth on Schedule 4.11(c), no debt owing to Seller has been deferred, subordinated or written-off or has proved to any extent unrecoverable (a "Write-Off"), and no debt shall be the subject of a Write-Off from the date hereof through the date of the Closing; none of the outstanding receivables or claims of Seller are subject to the expiration of any statutes of limitations before the Closing Date; Seller has not introduced any material change with respect to the operation of its business, including its method or practice of accounting; and Seller has not increased the carrying value of any of its assets (whether tangible or intangible).

     4.12 UNDISCLOSED LIABILITIES. Except as set forth in Schedule 4.12, Seller does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) required by generally accepted accounting principles and practices to be reflected on a balance sheet or in notes thereto, except (i) as set forth or reflected on the 1994 and 1995 Balance Sheets or described in notes therein (and Balance Sheet Allowances not reflected therein), (ii) for items disclosed in this Agreement or the Schedules or Exhibits hereto, (iii) for purchase contracts and orders for inventory in the ordinary course of business consistent with past practice, and (iv) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of

                                      11

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the 1995 Balance Sheet and not in violation of this Agreement (all liabilities and obligations set forth in (i)-(iv) above being herein called "Disclosed Liabilities").

     4.13 COMPLETE INFORMATION. Seller and the Stockholders have heretofore or herein and in the Schedules attached hereto, furnished to Buyer and its agents information relating to the business and operations of Seller. Seller and the Stockholders have not knowingly withheld nor omitted any material adverse information from Buyer. All such information is complete and accurate in all material respects.

     4.14  TAXES.
          (a) For purposes of this Agreement: (i) "Tax" or "Taxes" shall mean, without limitation, all local, state, federal and foreign or other taxes (including franchise taxes or fees) and assessments, any Social Security taxes, any direct tax, withholding tax, payroll tax, any stamp taxes, sales or use taxes and capital taxes, and customs charges, including all interest, penalties and additions imposed with respect to such amounts not disclosed on the 1994 or 1995 Financial Statements, or set forth on Schedule 4.11(a)(i) or (ii).
          (b) Seller has duly filed in a timely manner all Tax, employee and other reports and returns required to be filed by it. Such reports and returns were completed in accordance with applicable laws and were true and correct in all material respects. Seller has duly paid all Taxes and other charges due and payable or lawfully claimed to be due from it by every Tax authority for the periods covered by such reports and returns which are not prescribed by the statute of limitations. Seller has withheld all Taxes required to be withheld by an employer in the State of New Jersey and covenants to make all appropriate remittances in connection therewith in a timely manner, except for such taxes due for the current period, payment of which is not yet due, which payment will be made by the Buyer.
          (c) Any sales or other tax payable in connection with the sale of the Assets to Buyer hereunder shall be paid by Seller.

     4.15  INTENTIONALLY OMITTED

     4.16  COMPLIANCE WITH APPLICABLE LAWS
          (a) Neither Seller nor the Stockholders have received notice of any violation of any applicable statutes, laws, ordinances, rules and regulations of any governmental authority or instrumentality, domestic or foreign (including, without limitation, laws relating to environmental matters) with respect to the Assets of the Seller.
         (b) To the best of Seller's knowledge, Seller has obtained and is in possession of all permits, approvals and consents (the "Permits") of all governmental authorities and/or instrumentalities necessary for the operation of the business related to the Assets. A schedule of each of each of the Permits along with expiration dates is annexed hereto as Schedule 4.16(b). All of the Permits are in full force and effect, except as set forth in
Schedule 4.16(b). None of the Permits have been revoked and no issuer of any of the Permits has threatened or indicated an intention to revoke any Permit. Buyer acknowledges

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that the Permits are non-transferrable.  Seller agrees to provide Buyer with reasonable assistance and cooperation in obtaining the Permits.
         (c) Except as set forth on Schedule 4.16(c), to the best of Seller's knowledge, during the period of Seller's operations on each of the premises which it occupies, there are no present or past conditions in any way relating to any Assets, including without limitation leased real property, involving or resulting from any past or present spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any substance or exposure of any type in any workplace or to any medium, including, but not limited to, air, land, surface waters or ground waters, or from any generation, transportation, treatment, storage or disposal of waste materials, raw materials or products of any kind or from storage, use or handling of any hazardous or toxic materials or other substances that is likely to lead to imposition of any liability (collectively, "Environmental Matters"). Except as set forth in Schedule 4.16(c), there are no above-ground or underground storage tanks or septic systems on any property of Seller. Without limiting any other indemnificiation set forth herein, Seller and the Stockholders hereby jointly and severally agree to indemnify and defend Buyer against and hold it harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by Buyer to the extent arising from Environmental Matters, which resulted from Seller's conduct.

                                      14
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      4.17 INVENTORIES. Except as set forth herein, the inventories reflected on the 1994 Balance Sheet, the 1995 Balance Sheet or thereafter acquired by Seller consist of items of a quality and quantity usable in the ordinary course of Seller's business consistent with past practice at the amounts reflected on said Balance Sheets (which amounts reflect normal obsolescence) in the case of inventories reflected therein, or, in the case of such inventories acquired after the date of the 1995 Balance Sheet, at the amounts reflected on the books of Seller, subject to market price fluctuations in the ordinary course of business beyond the control of Seller. Except as set forth herein, the inventories acquired on or after January 1, 1996 consist of items of a quality and quantity usable in the ordinary course of Seller's business consistent with past practice at the amounts reflected on the books of Seller (which amounts reflect normal obsolescence), subject to market price fluctuations in the ordinary course of business beyond the control of Seller.

      4.18 SALARY INCREASES AND BONUSES. Since January 1, 1996, Seller has not paid any bonuses or granted any salary increases except (i) bonuses and salary increases of non-executive employees in the ordinary course of business in accordance with past practice.

      4.19 INTENTIONALLY OMITTED

      4.20 LABOR LAW MATTERS. To the best of Seller's knowledge, Seller (i) is in full compliance with all applicable federal and state laws relating to employment and employment policies, wages, hours, term and conditions employment, and (ii) has complied in all respects with social security and pension payment obligations.


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      4.21 RECORDS AND SYSTEMS. Except as set forth in Schedule 4.8, all the records and systems (including but not limited to computer systems) and all data and information of Seller are recorded, stored, maintained or operated or otherwise held by Seller, are included in the Assets, and are not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of Seller.

      4.22 SOFTWARE LICENSES. Except as set forth on Schedule 4.8, Seller is licensed to use all software necessary to enable it to continue to conduct its business and use its computerized records for the foreseeable future in the same manner in which they have been used prior to the Closing Date. All such licenses to use are included in the Assets, and Seller does not share any user rights in respect of such software with any other person or entity, but consent is required to assign Seller's rights in such licenses to Buyer. Seller uses an outside payroll service to which it transmits its payroll electronically.

      4.23 EMPLOYEES, COMPENSATION, BENEFIT PLANS AND COLLECTIVE
              BARGAINING AGREEMENTS

                (a) Seller is not a party to any written non-union employment agreements.

                (b) Without limiting any other indemnification set forth herein, Seller and the Stockholders hereby jointly and severally agree to indemnify Buyer, defend against and hold Buyer harmless from and against any and all claims and/or lawsuits of past or present employees of Seller arising in connection with any act or omission of Seller or its


                                 16

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employees and/or agents occurring on or prior to the Closing Date attributable to the employment by Seller of said employees.

                (c) Except as set forth on Schedule 4.23(c), no sum is due to any current or past employee of Seller arising from his or her employment or services contract or other arrangement.

                (d) Except for the distribution of a divided to the Stockholders in the approximate aggregate amount of $22,000 as of December 31, 1995, Seller has not made or agreed to make any payments to employees of Seller or retired employees of Seller that will not be tax deductible.

                (e) To the best of Seller's knowledge, Seller has continuously complied, in all respects, with all applicable requirements of the labor law, social security law, health and safety regulations and all other regulations concerning the employment of Seller's employees.

                (f) To the best of Seller's knowledge, Seller is not in default of any of its labor related obligations and there exists no employment dispute of any kind related to employment matters nor to Seller's or the Stockholders' knowledge is any such dispute threatened, except as set forth in Schedule 4.23(c). Seller has complied in all material respects with the payment and withholding of all applicable labor and related taxes and contributions, and has supplied in this regard all required information.

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                (g) Except as set forth on Schedule 4.23(g), no employee or group of employees of Seller is a member of any labor union, nor is Seller a party to or bound by any collective bargaining agreement or other agreement covering the rights and obligations of Seller to its employees.

                (h) Attached as Schedule 4.23(h) is a list of all pension, retirement or employee health or welfare benefit plans, maintained by Seller for the benefit of Seller's past and present employees. Except for amounts due and payable for the current payroll period, all amounts to be paid under such plans have been completely and timely paid. There is no unfunded liability with respect to such plans, except for current obligations. Without limiting any other indemnification set forth herein, Seller and the Stockholders hereby jointly and severally agree to indemnify Buyer and defend against and hold Buyer harmless from and against any and all claims and/or lawsuits arising from Seller's conduct, relating to any pension, retirement or employee health, welfare or benefit plan maintained by Seller and any successor liability or obligation in connection therewith.

      4.24 RELEASE OF SECURITY INTERESTS. As of the Closing, Seller and the Stockholders will have obtained an absolute release or waiver of security interest from all persons and entities maintaining a security interest (other than Permitted Liens) in any of the Assets.

      4.25 NON-COMPETITION/NON-SOLICITATION. Seller covenants that it shall not, directly or indirectly, for a period of Five (5) years after the Closing Date, without prior express written consent of the Buyer:

                (i) be engaged in any work or other activity anywhere within 300 miles of East Orange, New Jersey, its territories or possessions (the "Territory"), or elsewhere if the business located in such other jurisdiction includes conduct set forth in the Paragraph 4.25(i) in the Territory, whether as owner, stockholder, partner, consultant, employer, employee or otherwise, involving the manufacture, marketing sales or distribution of a product or service the same or similar to a product or service produced and/or marketed and/or provided by the Seller as of the date hereof or any of its subsidiaries or affiliated companies as of the Closing Date,

                (ii) either on behalf of itself or any other person, firm or company anywhere in the Territory, or elsewhere if the business located in such jurisdiction includes conduct set forth in this Paragraph 4.25(ii) in the Territory, canvass or solicit orders from or in any way interfere with any person, firm or company who shall at any time have been directly or indirectly a customer or customers of the Seller as of the date hereof, or any of its subsidiaries or affiliated companies, nor

          (iii) employ, solicit or endeavor to entice away from the Seller as of the date hereof or any of its subsidiaries or affiliated companies any person who is or was an employee of such company during the three (3) years immediately preceding the Closing Date.

     4.26 INTENTIONALLY OMITTED

     4.27 BROKERS/FINDERS. Each party represents to the other that it has not employed any broker, finder, investment banker or other person and none of the foregoing has incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby. Without limiting any other indemnification set forth herein, each party hereby jointly and severally indemnifies the other and holds the other harmless from and against any and all claims, liabilities and/or causes of action for any brokerage fees, commissions, finders fees or the like arising out of the transactions contemplated hereby.

     4.28 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The accounts receivable and accounts payable of the Seller are fairly reflected in the 1994 and 1995 Balance Sheets and will be fairly reflected on the books of the Seller at the date of Closing, except as disclosed in the footnotes thereto and the schedules hereto.

     4.29 BUSINESS INTERESTS. Other than as set forth on Schedule 4.29, Seller does not directly or indirectly own any capital stock of or other equity interest in any corporation, partnership, limited liability company or other entity, and Seller is not a member of or participant in any partnership, joint venture or similar entity. Other than as set forth in Schedule 4.29, from January 1, 1996 through the date of the Closing, Seller has not make or caused to be made any payment to any subsidiary or affiliate of Seller outside of the ordinary cause of Seller's business.

     4.30 INTENTIONALLY OMITTED

     4.31 EMPLOYMENT/CONSULTING AGREEMENTS. Seller and the Stockholders shall, at the Closing, cause David Brundage to enter into an Employment Agreement with Buyer in the form of Exhibit 4.31 (a) annexed hereto. Each of the Stockholders shall, at the Closing, enter into a Consulting Agreement with Buyer in the form of Exhibit 4.31(b)(i) or (ii), as applicable, annexed hereto.

     4.32 DIVIDENDS. Other than as set forth on Schedule 4.32, Seller has not, from January 1, 1996 through the date of the Closing, paid or declared any dividend with respect to any or all of Seller's capital stock.

     4.33 NOTE RECEIVABLE. Seller hereby confirms that the principal balance due under that certain promissory note in the original principal amount of $200,000, made by Lectromatic Ice Machine Service, Inc. was $148,267 as of December 31, 1995, that the maker of said note has made no payments to Seller thereunder out of the ordinary course and/or not in accordance with the terms thereof since said date and that, to the best of Seller's knowledge, no defense exists to the enforcement and collection of said promissory note nor to the enforcement of any other instrument serving as security therefor.

     4.34 STATEMENTS AS TO KNOWLEDGE. All representations, warranties, and covenants of Seller and/or the Stockholders set forth herein which are qualified as to knowledge are deemed to be made after diligent inquiry by each party making such representations, warranties and covenants and with respect to the Seller, shall be limited to the actual knowledge of the Stockholders.

     5. REPRESENTATIONS WARRANTIES AND COVENANTS OF BUYER.

     Buyer hereby represents, warrants and covenants to Seller and the Stockholders as of the date hereof and at the Closing as follows:

     5.1 EXISTENCE. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. Buyer has the corporate power to own and operate its properties and to carry on its business as it is now being conducted.

     5.2 CORPORATE POWER. Buyer has full corporate power and authority to execute and deliver this Agreement and such other agreements and instruments to be executed and delivered by it pursuant hereto, and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of the Buyer to authorize it to execute, deliver and perform this Agreement and such other agreements, instruments and transactions contemplated hereby have been duly and properly taken.

     5.3 BINDING OBLIGATION: GOVERNMENTAL CONSENTS. This Agreement has been duly executed and delivered by Buyer and constitutes, and such other agreements and instruments when duly executed and delivered by Buyer will constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations of Buyer hereunder and thereunder. All consents of governmental and other regulatory authorities and of other parties required to be received by or on the part of Buyer to enable it to enter in to and carry out this Agreement and the transactions contemplated hereby have been obtained. Without limiting the foregoing, Buyer has made all such filings and submissions which may be required under applicable law for Buyer to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (i) violate or conflict with any of the provisions of the Articles of Incorporation or By-laws of Buyer; or (ii) violate or constitute a default under any note, bond, mortgage, indenture, contract, agreement, license or other instrument or any order, judgment or ruling of any governmental authority to which Buyer is a party or by which any of its properties are bound. No other consent, approval, license, permit, or authorization of, or registration, declaration or filing with, any state or federal court, administrative agency or commission or other governmental authority or instrumentality, or of any other third party, is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than those that may be required solely by reason of Seller's or the Stockholders' (as opposed to any third party's) participation in the transactions contemplated hereby.

     6. INDEMNIFICATION.

          6.1 INDEMNIFICATION BY SELLER AND THE STOCKHOLDERS. Seller and the Stockholders hereby jointly and severally agree to indemnify and defend Buyer against and hold it harmless from any loss, liability, claim , damage or expense suffered or incurred by Buyer to the extent arising from any breach of any representation, warranty or covenant of the Stockholders and/or
Seller contained in this Agreement. In addition, Seller and the Stockholders hereby jointly and severally agree to indemnify Buyer against all liability for reasonable legal, accounting and other fees and expenses directly attributable to any such indemnification. Notwithstanding anything contained herein to the contrary, the foregoing indemnification. Notwithstanding anything contained herein the to contrary, the foregoing indemnification shall be limited by and subject to the following:

               (a) There should be no indemnification by the Seller for any claim or group of claims which, in the aggregate, are an amount less than $35,000.00, except with respect to claims arising as a result of Seller's nonpayment of New York State sales tax, for which claims there shall be no minimum amount.

               (b) The amounts of such indemnification shall not exceed the sum of $600,000, except in the case of material misrepresentation or omission with respect to paragraphs 4.4 or 4.12, in which case the maximum amount of said indemnification under this agreement in the aggregate, shall be the sum of $1,000,000.

               (c) The foregoing indemnification shall, in any event, expire and be null, void and of no further effect two (2) years from the Closing Date hereof, provided, however, that such expiration shall in no way affect any claim for indemnification which had been asserted prior to said date.

          6.2 INDEMNIFICATION OF BUYER. Buyer shall indemnify and defend Seller and the Stockholders against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by Seller and the Stockholders to the extent arising from any breach of any representation, warranty or covenant of Buyer set forth herein or arising from the conduct of the business relating to the Assets after the Closing. In addition, Buyer agrees to indemnify Seller and the Stockholders against all liability for reasonable legal, accounting and other fees and expenses directly attributable to any such indemnification. Notwithstanding the foregoing, the foregoing indemnification shall be subject to and inclusive of the following:

               (a) In the event that a claim for indemnification results from a breach by the Buyer to pay any of the liabilities or obligations of Seller specifically assumed by Buyer, pursuant to paragraph 2 above and that certain Assumption of Liabilities by and between Buyer and Seller of even date herewith, and the aggregate amount of such claim or claims exceeds $2,500, then, in addition to any other rights of indemnification and/or remedies available to Seller, Seller shall have the following rights and remedies:

              (i) if the liability does not relate to taxes owed to a governmental entity which has the power to lien, encumber or freeze the personal assets of the Stockholders, then, in the event said creditor initiates collection proceedings against the Seller or the Stockholders, then Buyer must either pay the Seller, or the creditor within thirty (30) days of receipt from the Seller of notice of such collection action or, in the alternative, must present and diligently prosecute a bona fide defense to said debt. If Buyer fails to make such payment or present such defense within the time set forth above, then Seller may immediately declare the $600,000 Note due and payable and enforce collection thereof against the Buyer. In the event that the payable, debt or liability is a tax due to a governmental agency which has the power to lien, encumber or freeze the assets of the Seller or the Stockholders, then Buyer must make payment to the creditor or to the Seller within three (3) days of receipt of notice that said creditor has liened, encumbered or frozen the assets of Seller or Stockholders. Upon Buyer's failure to make such payment, then Seller may declare the $600,000 Note immediately due and payable.

    6.3  PROCEDURES RELATING TO INDEMNIFICATION.

         (a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under Paragraph 6.1 or 6.2 of this Agreement in respect of, arising out of, or involving a Claim (as hereinafter defined) or demand made by any person, firm, governmental authority or corporation against the Indemnified Party (a "Claim" or a "Third Party Claim"), such Indemnified Party shall notify the indemnifying party as soon as practicable following receipt of written notice of said Third Party Claim; PROVIDED, HOWEVER, that the failure to give or delay in giving such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure or delay. Thereafter, the Indemnified Party shall deliver to the indemnifying party, as soon as practicable following the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. In providing notice to the indemnifying party, the Indemnified Party acknowledges its responsibility to provide said notice as promptly as possible in order that the indemnifying party shall be able to engage counsel and to submit appropriate answers to any Third Party Claim within the time period required by law.

         (b) If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the Indemnified Party. The Indemnified

Party may participate in the defense of such Third Party Claim; PROVIDED, HOWEVER, the indemnifying party will not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with such defense subsequent to the assumption thereof by the indemnifying party. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof. All of the parties hereto shall cooperate in the defense or prosecution of any Third Party
Claim. Such cooperation shall include the retention and (upon the indemnifying party's written request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent.

    7. DURATION OF REPRESENTATIONS. The representations, warranties, covenants and indemnities in this Agreement and in any other document delivered in connection herewith (other than those with respect to Taxes which shall continue until the later of (i) the expiration of any statute of limitations attributable to said matters, and (ii) the final resolution of any action commenced in connection with Taxes) shall survive the Closing and shall terminate on the later of (i) the close of business on the date Two (2)

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

years following the Closing Date, and (ii) the final resolution of any claim, with respect to that claim, made within said Two (2) year period.

    8.  CONFIDENTIAL INFORMATION.

    Each party agrees to maintain as confidential all information which is delivered to it by the other and agrees further not to disclose the same to any third party whatsoever or use any such information for any purpose except in connection with the implementation of the undertakings of the parties described herein, PROVIDED, HOWEVER, that the Buyer may be required to release information concerning the transactions contemplated hereby in furtherance of its responsibilities as a publicly traded company. In such event, Buyer shall use its best efforts to give advance notice of such release to the Stockholders.

    9. CLOSING. The Closing of the transactions contemplated hereby shall take place at the offices of Seller's counsel, Sorokin, Sorokin, Gross, Hyde & Williams, One Corporate Center, Hartford, Connecticut 06103 and shall occur on or about January 31, 1996 at 1:00 p.m.

    10.  INTENTIONALLY OMITTED

    11.  MISCELLANEOUS PROVISIONS.

         11.1 FURTHER ASSURANCES. Each party hereto agrees to execute and deliver such other documents, agreements or instruments and take such further action as may be reasonably requested by any other party hereto for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

         11.2 NOTICES. Any notices required or permitted hereunder shall be sufficiently given if in writing and personally delivered, by facsimile and confirmed by telephone, or by nationally recognized overnight courier, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

         (a)  If to the Seller or the Stockholders:

              Electrified Companies, Inc.
              c/o Robert Brundage
              10 Randall Drive
              Short Hills, NJ 07078

              with a copy to:

              Sorokin, Sorokin, Gross, Hyde & Williams
              One Corporate Center
              Hartford, Connecticut 06103
              Telephone (860) 525-6645
              Facsimile (860) 522-1781
              Attention Morris M. Banks, Esq.

         (b)  If to Buyer:

              Puro Water Group, Inc.
              56-45 58th Street
              Maspeth, New York 11378-0010
              Telephone (718) 326-7000
              Facsimile (718) 894-8357
              Attention Messrs. Jack C. West and Scott Levy

              with a copy to:

              Lev & Berlin, P.C.
              535 Connecticut Avenue
              Norwalk, Connecticut 06854
              Telephone (203) 838-8500
              Facsimile (203) 854-1652
              Attention Duane L. Berlin, Esq.

All such notices shall be effective upon the earlier of receipt or, in the case of registered mail, seven (7) days after depositing in the mail, postage prepaid, return receipt requested and addressed as shown above.

         11.3 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto) represents the entire understanding and agreement between the parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties hereto. This Agreement supersedes all prior agreements and arrangements between the parties hereto and their affiliates. In the event of any inconsistency, ambiguity or contradiction between the terms of this Asset Purchase Agreement and the Notes referenced in paragraph 3 hereof, the terms of the Notes shall prevail.

         11.4 SUCCESSORS AND ASSIGNS; BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except as otherwise provided below, their respective successors and assigns. Nothing contained in this Agreement or in any of the Schedules or Exhibits hereto is intended to create any rights in any person or entity that is not a party to this Agreement and no person or entity shall be deemed to be a third party beneficiary hereof of thereof.

         11.5 SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 APPLICABLE LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without regard to the principles thereof relating to conflicts law. The parties hereto consent to the jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey.

         11.7 EXPENSES. Except as otherwise provided herein, the parties hereto shall pay their own respective fees and expenses, including without limitation, attorneys' fees.

         11.8 SEVERABILITY. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         11.9 PUBLICITY. None of the parties hereto shall issue any press release or make any other public statement or announcement relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties hereto to the contents and the manner of presentation and publication thereof. Notwithstanding the foregoing, after the Closing Buyer or Seller may individually issue any such release, statement or announcement as it reasonably deems appropriate.

         11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by telecopied signatures with the same effect as original signatures.

         11.11 SCHEDULES AND EXHIBITS. All Schedules and Exhibits referenced herein are incorporated herein by reference and shall be initialed by both parties in order to be deemed an integral part of this Agreement. The contents of such Schedules and Exhibits are deemed to be disclosures to Buyer by Seller and the Stockholders. In the event that any Schedule or Exhibit provided for herein is incomplete or has not been prepared by Seller or the Stockholders and attached hereto as of the execution and delivery of this Agreement, it shall be a condition precedent to Closing that such Schedule or Exhibit shall be in form and substance reasonably satisfactory to Buyer.

         11.12 POST-CLOSING ACCESS. For a period of three (3) months following the Closing Date, Buyer shall accord to Seller and Seller's agents reasonable access to the Seller's books and records located on the premises of the business in East Orange, New Jersey, during normal business hours for the purpose of removal of same. In addition, Seller and its agents shall be accorded reasonable access under the Buyer's supervision to the Seller's computer to generate financial information through the Closing Date. If and to the extent that any of such records are reasonably necessary to the Buyer's conduct and operation of the business, then Buyer may copy such material prior to Seller's removal of same.


PURO WATER GROUP, INC.                      ELECTRIFIED COMPANIES INC.



By: /s/ Jack West                           By: /s/ Robert Brundage
    -------------------------                  -----------------------------
Its Co-President                               Its President


                                               /s/ Robert H. Brundage
                                            --------------------------------
                                             Robert Brundage
                                             Individually


                                              /s/ Lyle Brundage
                                            -------------------------------
                                             Lyle Brundage
                                             Individually